EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 (Registration No. 333-233908) of BRP Group, Inc. and to the inclusion therein of our report dated August 8, 2019 with respect to the financial statements of Town & Country Insurance Agency, Inc. as of April 30, 2018 and for the period January 1, 2018 through April 30, 2018 as incorporated by reference in this Registration Statement (Form S-8) of BRP Group, Inc.

/s/ Mayer Hoffman McCann P.C.

October 23, 2019

Clearwater, Florida